CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of EQ Premier VIP Trust of our reports dated February 18, 2022, relating to the financial statements and financial highlights, which appear in EQ/JPMorgan Growth Allocation Portfolio, EQ/Invesco Moderate Growth Allocation Portfolio, 1290 VT Moderate Growth Allocation Portfolio, EQ/Common Stock Index Portfolio, EQ/MFS International Growth Portfolio (each a portfolio of the EQ Advisors Trust) and in EQ/Core Plus Bond Portfolio’s (a portfolio of EQ Premier VIP Trust) Annual Reports on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Financial Highlights”, “Form of Plan of Reorganization and Termination” and “Form of Agreement and Plan of Reorganization and Termination” in such Registration Statement, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statements of Additional Information dated May 1, 2022 for EQ Advisors Trust and EQ Premier VIP Trust, which are also incorporated by reference in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 29, 2022